CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “General Information—Other Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 2,908 to the Form N-1A Registration Statement of VanEck ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP_____
New York, New York
August 27, 2025